Exhibit 99.1

QXO to Buy Kodiak Building Partners for $2.25 Billion

Expected to Be Highly Accretive to QXO’s Earnings in 2026

GREENWICH, Conn. and ENGLEWOOD, Colo. — February 11, 2026 — QXO, Inc. (NYSE: QXO) today announced it has entered into a definitive agreement to acquire Kodiak Building Partners (“Kodiak”) from Court Square Capital Partners for approximately $2.25 billion. The transaction is expected to be highly accretive to 2026 earnings and will expand QXO’s current addressable market to more than $200 billion.

The purchase price comprises $2.0 billion of cash and 13.2 million shares, with QXO retaining the right to repurchase these shares at $40 per share. The transaction is expected to close early in the second quarter of 2026, subject to the satisfaction of customary closing conditions.

Kodiak generated approximately $2.4 billion of revenues in 2025 as a U.S. distributor of lumber, trusses, windows and doors, construction supplies, waterproofing, roofing, and complementary exterior products, as well as value-added assembly, fabrication, and installation services. The business is a market leader in most of its geographies, with concentrations in the Sun Belt and Mountain states. About 40% of Kodiak’s 2025 revenues were generated in Florida and Texas, where building market growth has consistently outpaced national market growth over the last decade.

Brad Jacobs, Chairman and Chief Executive Officer of QXO, said, “The acquisition of Kodiak is highly complementary to our existing business. We’ll be able to deliver more value to customers across our combined base by cross-selling products and support services, and with a greater presence in key markets. And we expect the integration to accelerate margin expansion through scaled procurement, network optimization, AI-powered inventory management, and other tech-enabled operating efficiencies. Our acquisition pipeline remains very active, with plenty of dry powder from our recently announced equity financings led by Apollo and Temasek.”

The integration of Kodiak’s structural and exterior construction product offerings with QXO’s existing range will better position QXO to grow both market share and wallet share with large homebuilders. This aligns with the company’s strategy to become a preferred supplier serving the full project lifecycle of large, multisite developments and master-planned communities.

Steve Swinney, Co-Founder and Chief Executive Officer of Kodiak Building Partners, said, “QXO is the most exciting company in the industry. By joining forces, we’re moving from strength to strength to unlock new opportunities for our customers and employees. I want to thank our employees for building a high-quality business at Kodiak and for the value created over the past 15 years, including the last eight with Court Square. I look forward to an even more exciting future as part of QXO.”

Advisors

Morgan Stanley & Co. LLC and Wells Fargo are acting as financial advisors to QXO, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel. RBC Capital Markets and KeyBanc Capital Markets are serving as financial advisors to Kodiak, and Dechert LLP is acting as legal counsel.

About QXO

QXO is the fastest growing publicly traded distributor of building products in North America. The company is executing its strategy to become the tech-enabled leader in the $800 billion building products distribution industry and generate outsized value for its shareholders. QXO expects to achieve its target of $50 billion in annual revenues within the next decade through accretive acquisitions and organic growth. Visit QXO.com for more information.

About Kodiak Building Partners

Founded in 2011, Kodiak is a national distributor of essential building products, including lumber and components, trusses, windows and doors, construction supplies, waterproofing, roofing and complementary exterior materials. This product portfolio is supported by value-added services for assembly, fabrication, and installation. Kodiak has approximately 5,500 employees across 110 locations in 26 states and serves over 10,000 customers, including contractors, subcontractors, remodelers, and residential, commercial, and industrial builders.

About Court Square Capital Partners

Court Square is a middle market private equity firm with over 40 years’ experience. Since 1979, Court Square has completed over 245 platform investments and is focused on helping Founders, Families, and Manager-owners to develop their companies into leaders in their respective markets. Court Square invests in companies that have compelling growth potential in the industrial, business services, healthcare, and tech and telecom sectors. As of September 30, 2025, Court Square has $10.1 billion of assets under management and is based in New York, N.Y. For more information, please visit www.courtsquare.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition and expected future financial position, total addressable market and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that the proposed acquisition may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition; (iii) the effect of the pendency of the proposed acquisition on each of QXO’s and Kodiak’s business relationships with employees, customers, or suppliers, or on operating results or business generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the agreement; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition; (vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impacts of legislative, regulatory, economic, competitive or technological changes; (ix) unknown liabilities and uncertainties regarding general economic, market sector, competitive, legal, regulatory, tax and geopolitical conditions; and (x) those risks and uncertainties set forth in QXO’s SEC filings, including QXO’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO does not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Media Contact
Joe Checkler
joe.checkler@qxo.com
203-609-9650

Investor Contact
Mark Manduca
mark.manduca@qxo.com
203-321-3889

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